Exhibit 10.1

Bakhu Holding Corp. Announces Memorandum of Understanding With Chinese Solar Manufacturer

Bakhu Holding Corp. ("the Company" or "we") (OTC BB: BKUH.OB) today announced the company has entered into a Memorandum of Understanding to acquire 100% of the assets and shares of Shenzhen Xinhonglian Solar Energy Co., Ltd. (SXSE).  The Memorandum of Understanding is another important step towards Bakhu acquiring the established and revenue generating manufacturer of solar powered products and solar panels.

The Memorandum of Understanding calls for SXSE shareholders to receive 35% of Bakhu’s common stock, or 16.45 million shares.  The Memorandum of Understanding also outlines all the terms of the acquisition as well as a timetable for the completion of the acquisition and for changing the name of the company from Bakhu Holdings Corp. to Bakhu Solar Corp.  Key items to be completed are a PCAOB audit and the transfer of the shares and assets to a Hong Kong based company.

Mr. Xinan Zeng, the founder and CEO of SXSE, commented, "Now, with the prospect of greater and timely access to capital, our shareholders are excited about our company’s potential and future. We see many opportunities to grow our business through processing more orders and acquiring other Chinese solar product manufacturers.  We are committed to work diligently to complete the acquisition as soon as possible."

SXSE was established in 2002 as a private company in Shenzhen, Guangdong Province, Peoples Republic of China. The company began its business by purchasing irregular solar cells from solar cell manufacturers, which the company utilized to manufacture a wide range of solar products for commercial and consumer applications. In 2004, the company built on its success by expanding to make PV solar panels. Today, the company produces PV solar panels and an array of solar products, all of which use solar cells as the power source.

SXSE manufactures and sells 35 different PV solar panels, ranging from 10W (watts) to 250W.  These PV solar panels are used in both industrial and residential applications. SXSE uses high quality solar cells which it purchases from cell manufacturers in Japan and Taiwan. Solar products manufactured by the company for commercial and consumer use include portable lights for various applications, lane markers, solar street lights, solar traffic lights and battery chargers.

SXSE employs 100 workers in its manufacturing operation and 10 engineers who design products and over see the fabrication processes. The factory is located in an industrial part of Shenzhen and occupies 1500 square meters.

Bakhu Holdings Corp. is a public company that plans to enter the green energy business by acquiring a solar manufacturer that is based in China.  The target company that Bakhu Holdings Corp. plans to acquire is Shenzhen Xinhonglian Solar Energy Co., Ltd (SXSE). The completion of the merger between Bakhu Holdings Corp. and SXSE is contingent on the completion of an audit by a PCAOB designated accounting firm., which is followed by the transfer of SXSE’s assets to a Hong Kong based company.

For more information, please contact:

Investor Relations - Bakhu Holdings Corp.

5348 Vegas Drive, Las Vegas,

Nevada 89108

Tel:   1-800-870-1242

Email: ir@bakhu.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including activities relating to the completion of the merger between Shenzhen Xinhonglian Solar Energy Co., Ltd (SXSE) and Bakhu Holdings Corp. These activities include the completion of an audit by a PCAOB designated accounting firm and the transfer of SXSE’s assets to a Hong Kong based company, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Bakhu Holdings Corp. may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Bakhu Holdings Corp encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

SOURCE Bakhu Holdings Corp.